Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-128720 on Form S-4 of our reports dated March 7, 2005 relating to the financial statements and financial statement schedule (which reports express an unqualified opinion and contain an explanatory paragraph that describes the changes in 2002 in the method of accounting for goodwill and certain intangible assets to conform to Statement of Financial Accounting Standards No. 142 and the method of accounting for asset retirement obligations to conform to Statement of Financial Accounting Standards No. 143), and of our report dated March 7, 2005 relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Bunge Limited and subsidiaries for the year ended December 31, 2004,  and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

New York, New York

November 2, 2005